Exhibit 99.1

   MEDIMMUNE EXPANDS EX-U.S. DISTRIBUTION AGREEMENT WITH ABBOTT FOR MONOCLONAL ANTIBODIES AGAINST RSV

— MedImmune Has Co-Promotion Rights for Numax in Seven Ex-U.S. Markets —

GAITHERSBURG, MD, February 28, 2005 — MedImmune, Inc. (Nasdaq: MEDI) announced today that it has amended its ex-U.S. distribution agreement with Abbott for monoclonal antibodies (MAb) against respiratory syncytial virus (RSV). Under the amended agreement, Abbott will distribute and market Numax™, MedImmune’s investigational second-generation anti-RSV MAb currently in Phase 3 development, upon approval outside of the United States. Additionally, Abbott will continue to distribute and market Synagis® (palivizumab), MedImmune’s first-generation anti-RSV MAb. As a part of the amendment, MedImmune has the option to co-promote Numax with Abbott in up to seven countries outside of the United States. As previously stated, MedImmune intends to market and sell Numax on its own in the United States.

“Abbott has been our exclusive distributor of Synagis outside of the U.S. and, since its launch in 1999, the product has experienced significant growth,” said David M. Mott, chief executive officer and president of MedImmune. “Expanding our relationship with Abbott to include Numax enables us to build on the success they are already having with Synagis. This new agreement provides MedImmune with a larger portion of the economics from our RSV franchise outside of the U.S., and longer term, provides us with the opportunity to participate directly in the commercialization of Numax outside of the United States.”

“We’re pleased to build on the success we’ve realized with Synagis and this agreement expands and extends Abbott’s RSV franchise outside the U.S.,” said Holger Liepmann, senior vice president, International Operations, Abbott. “Furthermore, this agreement demonstrates Abbott’s continued long-term commitment to bringing advanced RSV prevention options to physicians and patients.”

About Numax
Numax is a humanized MAb currently being developed to potentially prevent serious lower respiratory tract disease caused by RSV in pediatric patients at high risk of RSV disease. In November 2004, MedImmune initiated a pivotal worldwide Phase 3 study comparing the safety and efficacy of Numax in reducing RSV disease in high-risk infants to that of Synagis, the current standard of care for reducing RSV hospitalizations in this population. The Numax comparative Phase 3 trial is designed to assess if the increased potency seen in preclinical studies can be translated into better efficacy against lower respiratory tract illness in high-risk children and to assess the effect of Numax on upper respiratory tract disease, such as otitis media.

Additional Synagis Information
Synagis is marketed for the prevention of serious lower respiratory tract disease caused by RSV in pediatric patients at high risk of RSV disease, which is prominent in the Northern Hemisphere during the winter months. Synagis is a humanized MAb given through a simple intramuscular injection once a month during the RSV season. Synagis was approved in 1998 by the U.S. Food and Drug Administration (FDA), in 1999, by the European Medicines Evaluation Agency, and in 2002, by the Japanese Ministry of Health, Labor and Welfare. In 2003, the FDA expanded the U.S. label for Synagis for use in young children with hemodynamically significant congenital heart disease at risk of RSV disease. To date, Synagis has been approved in 62 countries, including the United States. For full prescribing information for Synagis, see the company’s website at www.medimmune.com.

About RSV
RSV is the most common respiratory infection in infancy or childhood. Approximately one-half of all infants are infected with RSV during the first year of life, and nearly all children have been infected at least once by the time they reach their second birthday. Children born prematurely as well as those with chronic lung disease or congenital heart disease are at highest risk of severe disease and hospitalization due to RSV.

About MedImmune
MedImmune strives to provide better medicines to patients, new medical options for physicians, rewarding careers to employees, and increased value to shareholders. Dedicated to advancing science and medicine to help people live better lives, the company is focused on the areas of infectious diseases, cancer and inflammatory diseases. With approximately 2,000 employees worldwide, MedImmune is headquartered in Maryland. For more information, visit the company’s website at http://www.medimmune.com.

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. In particular, in addition to risks related to product development, regulatory approval, manufacturing and commercialization discussed in MedImmune’s filings with the U.S. Securities and Exchange Commission, the success of Numax outside of the U.S. is likely to be dependent in large part to commercialization efforts that are not within MedImmune’s direct control. There can be no assurance that such development efforts will succeed, that Numax will receive required regulatory clearance or that, even if such regulatory clearance is received, there will be any significant market for Numax or that Numax will ultimately achieve commercial success.

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